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Exhibit 21.1

LIST OF SUBSIDIARIES

        The following is a list of the subsidiaries of Small Town Radio, Inc. as of June 30, 2002:

Subsidiary	Jurisdiction of Incorporation
Small Town Radio of Georgia, Inc.	Georgia

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  Exhibit 21.1
LIST OF SUBSIDIARIES